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                                                                   Exhibit 10(v)

                              SOTHEBY'S HOLDINGS, INC.

                  AMENDED AND RESTATED DIRECTOR STOCK OWNERSHIP PLAN


    1. ADOPTION; TERM; AND ADMINISTRATION. The Amended and Restated Director Stock Ownership Plan (the "Plan") has been approved by the Board of Directors (the "Board") of Sotheby's Holdings, Inc. (the "Company") and shall become effective as of February 18, 1997. The Plan shall remain in effect until terminated or abandoned by action of the Board and shall be administered by the Board.

    2. SHARES SUBJECT TO THE PLAN. The shares to be issued under this Plan shall be shares of the Company's authorized but unissued Class A Limited Voting Common Stock, par value $0.10 per share ("Common Stock"). Subject to adjustment for share subdivision, consolidation, or other capital readjustment, the aggregate number of shares reserved and available for issuance under the Plan is 200,000 shares of Common Stock.

    3. STOCK COMPENSATION AND ELECTIONS. Each non-employee director shall receive, as his annual retainer, (i) the equivalent of $10,000 in shares of Common Stock (the "Cash Equivalent Stock Fee"); and (ii) 1,500 shares of the Company's Common Stock. Each non-employee Director may also elect to receive a cash payment in lieu of the Cash Equivalent Stock Fee otherwise payable to him or her for services to be rendered as a Director during the year. Any such election must be made with respect to not less than all of the Cash Equivalent Stock Fee otherwise payable to such Director and must be made on or before January 31 (except for 1997, in which such election shall be made as soon as practicable after February 18) of each year for which the election is being made, but may be revoked once made, at any time. After an election has been made, it shall be effective for all succeeding years unless revoked.

    4. ELECTION UPON FILLING A BOARD VACANCY. Notwithstanding the foregoing Section 3, in the event a vacancy arises on the Board and such vacancy is filled by the Board, then the individual who is so appointed by the Board to fill such vacancy, provided he or she is eligible to participate in this Plan, shall be permitted to make an election (an "Interim Election") as to not less than all of the Cash Equivalent Stock Fee otherwise payable to him or her as a Director. Any such Interim Election (i) must be made promptly after the date on which such individual fills the Board vacancy, and (ii) may be revoked at any time.

    5. CALCULATION OF STOCK COMPENSATION. The Cash Equivalent Stock Fee shall be that number of shares of Common Stock equal to (i) $10,000 divided by (ii) the Fair Market Value (as defined below) of the Common Stock, determined as of the date on which a cash payment would have been paid had the individual made such an election under the Plan. Such payments, whether in cash or Common Stock, shall be paid periodically during each year as determined by the Company's management. If the number of shares so computed is not a whole number of shares, such number of shares shall be rounded down to the next whole number, and any remaining compensation payable to the Director shall be paid in the form of cash compensation. "Fair Market Value" means the closing price per share of Common Stock on the New York Stock Exchange on the day before the relevant date hereunder.

    6. AMENDMENT AND TERMINATION OF THE PLAN. The Board may from time to time suspend, discontinue or revise or amend the Plan in any respect whatsoever.